Exhibit 4.11
EXECUTION COPY
CHANGING WORLD TECHNOLOGIES, INC.
PROMISSORY NOTE

$417,500	As of December 30, 2008
     FOR VALUE RECEIVED, Changing World Technologies, Inc., a Delaware corporation (the “Obligor”), hereby unconditionally promises to pay to Jerome Finkelstein (the “Payee”), the principal amount set forth in Section 2 hereto, as the same may be modified or amended from time to time with the consent of the Obligor and the Payee, together with interest thereon as provided in Section 1 hereto, on the Maturity Date (as defined below), on the terms and subject to the conditions provided herein. Reference is made to that certain Collateral, Agency and Intercreditor Agreement dated on or about the date hereof (as the same may be amended, modified, supplemented or restated from time to time, the “Agreement”) among the Obligor, Resource Recovery Corporation, a Delaware corporation, the Payee, certain other creditors of the Obligor party thereto (together with the Payee, collectively, the “Secured Creditors” and each, individually, a “Secured Creditor”), and Ira B. Silver, in his capacity as collateral agent for the Secured Creditors (in such capacity, the “Agent”). The Obligor agrees, the Payee, by accepting this Note, agrees, and all subsequent holders of this Note each agree, that certain rights and obligations of the Obligor and the Payee hereunder are governed by and are subject to the terms of the Agreement, to the extent set forth therein, and in the event that there is any inconsistency between the terms contained in this Note and the terms contained in the Agreement, the terms contained in the Agreement shall prevail
     1. Interest. From the date hereof until (but not including) the date this Note is paid in full, interest shall accrue on the outstanding principal amount of this Note at a rate per annum equal to eighteen 18% percent (the “Rate”) compounded annually on each anniversary of the date hereof. The payment of accrued interest hereunder shall be deferred to the Maturity Date or to any other date when the unpaid principal amount hereof is declared or becomes due and payable. The amount of accrued interest so deferred will bear interest at the Rate, to the extent that payment of such interest is lawful, until paid in full. Upon the occurrence and during the continuance of an Event of Default (as defined below), the unpaid principal amount of this Note and, to the extent permitted by applicable law, any interest payments or any fees or other amounts owed hereunder, shall thereafter bear interest (including post petition interest in any proceeding under any applicable bankruptcy laws, whether or not allowed in such a proceeding) payable on demand at a rate that is two percent (2.0%) per annum in excess of the Rate otherwise applicable thereto pursuant to the first sentence of this Section 1 (the “Default Rate”). Interest payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed.
     2. Loan. On the terms and subject to the conditions contained in this Note, the principal amount of this Note shall be made available to the Obligor in a single drawing on the
[Signature Page to Promissory Note]

day hereof in the aggregate principal amount equal to Four Hundred Seventeen Thousand Five Hundred $417,500 Dollars (the “Loan”).
By executing and delivering this Note, the Obligor hereby certifies that all conditions precedents set forth in Section 3 have been satisfied and requests the Payee to make the Loan under this Note on the date hereof and to deposit the proceeds thereof to the following account:

Company Name:	Changing World Technologies, Inc.

Company Address:	460 Hempstead Avenue
West Hempstead, NY 11552

Phone Number:	516-486-0100

Fax Number:	516-486-0460

EMAIL Address:	clane@changingworldtech.com

Authorized Person:	Christopher Lane

Title:	Director of Financial Planning

Bank Name:	JPMorgan Chase

ABA (Bank Routing) Number:	021000021

Account Number:	957218400
     3. Conditions to Loan. The obligation of the Payee to make the Loan hereunder is subject to the satisfaction of the following conditions precedent:
     (a) Note. The Payee shall have received this Note, duly executed and delivered by the Obligor;
     (b) Agreement. Each party to the Agreement shall have executed same, and the Payee shall have received a true and complete copy thereof;
     (c) Other Loan Documents. The Payee shall have received a true and complete, fully executed copy of each other Loan Document to be executed and delivered on or about the date hereof;
     (d) Perfection of Liens. The Agent shall have obtained a perfected first priority lien on and security interest in all Collateral as to which perfection may be obtained by the filing of a UCC financing statement;

     (e) Consummation of Other Loans. Each other Secured Creditor that is lending money to the Obligor concurrently with the extension of the Loan shall have consummated such transaction and the Obligor shall have received all of the proceeds of such other loans; and
     (f) Compliance. Both before and after giving effect to the Loan, (i) no Default or Event of Default shall have occurred and be continuing, and (ii) each of the representations and warranties made by the Obligor herein or in any other Loan Document shall be true and correct in all material respects (to the extent not otherwise qualified by materiality) on and as of such date, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date.
     4. Representations and Warranties. To induce the Payee to make the Loan, the Obligor hereby represents and warrants to the Payee that:
     (a) Corporate Existence; Compliance with Law. The Obligor (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has the corporate power and authority, and the legal right, to own and/or lease and operate its property and to conduct the business in which it is currently engaged, (iii) is duly qualified to do business as a foreign entity and is in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, (iv) is in material compliance with all requirements of law and (v) has all consents, licenses and authority necessary to execute this Note.
     (b) Corporate Power; Authorization; Enforceable Obligations. The Obligor has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents and to borrow hereunder. The Obligor has taken all necessary corporate or other necessary actions to authorize the execution, delivery and performance of the Loan Documents and to authorize the borrowing on the terms and conditions of this Note. All consents or authorization of, filing with, notice to or other act by or in respect of, any governmental authority or any other person, to the extent required in connection with the borrowings hereunder or the execution, delivery, performance, validity or enforceability of this Note or any of the other Loan Documents have been obtained or made, as applicable. Each Loan Document has been duly executed and delivered on behalf of the Obligor. This Note constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of the Obligor, enforceable against the Obligor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
     (c) No Default; Non-Contravention. The Obligor is not in violation or default of any provisions of its Certificate of Incorporation or Bylaws or, to its knowledge, of any instrument, judgment, order, writ, decree, mortgage, indenture, lease, license or contract to which it is a party or by which it is bound, except as would not reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the condition, business, assets, properties, rights, results of operations or prospects of the Obligor or any of its subsidiaries (a “Material Adverse Effect”). The execution, delivery, and performance of the Loan Documents and the consummation of the transactions contemplated thereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract, or an event which results in the creation of any lien, charge, or encumbrance upon any assets of the Obligor or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization, or approval applicable to the Obligor, its business or operations, or any of its assets or properties, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
     (d) Title to Assets; No Encumbrances. With respect to the property and assets it owns, the Obligor owns such property and assets free and clear of all mortgages, liens, loans, pledges, security interests, claims, equitable interests, charges, and encumbrances, except such encumbrances and liens which arise in the ordinary course of business and do not impair in any material respect the Obligor’s ownership or use of such property or assets. With respect to the property and assets it leases, the Obligor is in compliance with such leases and, to its knowledge, holds a valid leasehold interest free of any liens, claims, or encumbrances.
     (e) Securities Matters. Neither the Obligor nor any of its agents has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D promulgated under the Securities Act of 1933, as amended) in connection with the transactions contemplated by the Loan Documents.
     (f) Indebtedness. As of the date hereof, the Obligor has no indebtedness for borrowed money, other than the indebtedness owing to the other Secured Creditors and evidenced by the promissory notes executed by the Obligor on or about the date hereof and payable to each such other Secured Creditor, nor has it guaranteed or agreed to be liable for the payment of any such indebtedness of any other person or entity and the Obligor has no obligation or agreement to incur any indebtedness for borrowed money.
     (g) No Legal Bar. The execution, delivery and performance of this Note and the other Loan Documents, the borrowing hereunder and the use of the proceeds thereof will not violate any requirement of law.
     (h) Use of Proceeds. The proceeds from the Loan will be used by the Obligor for general corporate purposes.
     5. Payment. The full outstanding principal amount of this Note, together with all accrued and unpaid interest hereunder, shall become due and payable on the Maturity Date. All monies due hereunder shall be paid in the currency in which this Note is denominated. If any payment on this Note shall be due on a Saturday, Sunday or public holiday, it shall be payable on the next succeeding Business Day. Upon final payment of the full outstanding principal amount of this Note, together with all accrued and unpaid interest hereunder, this Note shall be surrendered to the Obligor for cancellation. Subject to the terms of the Agreement, all payments hereunder shall be applied to accrued and unpaid interest and to outstanding principal in such order as determined by Payee in its sole discretion.

     6. Prepayment. Subject to the terms of the Agreement, the Obligor may, at its option, prepay this Note, in whole or in part, at any time or from time to time without penalty or premium. Any prepayment of any portion of the principal amount of this Note shall be accompanied by payment of accrued and unpaid interest through the date of prepayment with respect to the principal amount being prepaid.
     7. Security. This Note and payments of principal and interest and all other obligations with respect to this Note are secured to the extent provided by the Agreement.
     8. Taxes. The Obligor shall make all payments, whether on account of principal, interest, fees or otherwise, free of and without deduction or withholding for any present or future taxes, duties or other charges (“Taxes”). If the Obligor is compelled by law to deduct or withhold any Taxes it shall promptly pay to the Payee such additional amount as is necessary to ensure that the net amount received by the Payee is equal to the amount payable by the Obligor had there been no deduction or withholding.
9.	Definitions. In this Note, the following terms shall have the following meanings:
     (a) “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.
     (b) “Collateral” shall mean, collectively, “Collateral” as such term is defined in the Agreement, and all other property and interests in property in which the Agent shall have been granted a lien or security interest to secure the Obligations.
     (c) “Dollars” and “$” means the lawful currency of the United States of America.
     (d) “Loan Documents” means the Note, the Agreement, and each other document, instrument or agreement nor or hereafter executed or delivered by the Obligor in connection with the Obligations, as each may be amended, modified, supplemented or restated from time to time.
     (e) “Maturity Date” means the earlier to occur of March 31, 2009 and the date on which the consummation of an initial public offering of the Obligor’s securities shall have occurred.
     (f) “Obligations” shall mean all obligations, liabilities and indebtedness of the Obligor to the Payee or the Agent, in each case arising from or relating to the Note, the Agreement or any of the other Loan Documents, including without limitation interest on and principal of the Note, all fees payable in connection therewith, and all out-of-pocket costs and expenses (including reasonable attorney’s fees and disbursements) paid or incurred by the Payee or the Agent in connection therewith, or in enforcing any rights hereunder or thereunder, whether absolute or contingent, secured or unsecured, matured or unmatured.
     (g) “Proceeding” means any voluntary or involuntary insolvency, bankruptcy, receivership, custodianship, liquidation, dissolution, reorganization, assignment for the benefit of creditors, appointment of a custodian, receiver, trustee or other officer with similar powers or any other proceeding for the liquidation, dissolution or other winding up of a person.

     10. Events of Default.
     (a) The occurrence of any one or more of the following events shall constitute an Event of Default (an “Event of Default”) under this Note: (i) the failure to pay principal of or interest on this Note when due; (ii) any representation or warranty made by the Obligor herein or in any other Loan Document shall be inaccurate in any material respect (or, to the extent such representation or warranty is by its terms subject to a materiality standard, in all respects) on or as of the date made or deemed made or furnished, (iii) the commencement of a proceeding against the Obligor for dissolution or liquidation, or the voluntary or involuntary termination or dissolution of the Obligor; (iv) insolvency of, the appointment of a custodian, trustee, liquidator or receiver for any of the property of, an assignment for the benefit of creditors by, or the filing of a petition under any bankruptcy, insolvency or debtor’s relief law, or for any readjustment of indebtedness, composition or extension by or against the Obligor; or (v) any failure by the Obligor to perform or comply with any material term or condition contained in the Agreement or in any of the other Loan Documents, any breach or default thereunder or written repudiation or assertion of the invalidity of the liens granted therein. The Obligor agrees that upon an Event of Default under this Note, then, subject to the terms of the Agreement, the entire unpaid principal balance of and interest on this Note, after written notice by the Agent to the Obligor, shall immediately become due and payable; provided, however, that upon the occurrence of an Event of Default described in any of clauses (i), (iii) and (iv) above the unpaid balance and accrued but unpaid interest shall become due and payable without notice or demand.
     (b) If an Event of Default occurs, the Obligor agrees to pay to the Agent, for the ratable benefit of the Payee, all expenses of the Payee, or incurred by the Agent on behalf of the Payee, including reasonable attorneys’ fees, in enforcing and collecting this Note. The Obligor shall reimburse the Agent for any and all costs and expenses, including reasonably attorneys fees and expenses, incurred by the Agent in taking any action to collect or otherwise enforce this Note or the Agreement against the Obligor or any other person who is or may become liable thereunder. All such costs and expenses shall be repayable to the Agent on demand within reasonable period of time but in any event not later than three (3) Business Days from the date of demand thereof, with interest at the Default Rate from the date incurred by the Agent to the date paid.
     11. Assignment. Subject to the compliance with requirements of law, including, without limitation, any applicable securities law, the Payee shall have the right at any time to sell, assign, transfer, negotiate or pledge, all or any part of the Payee’s interest in this Note, provided any such assignee or transferee acknowledges in writing that certain of the terms and conditions contained herein are subject to the terms of the Agreement, and the Obligor hereby acknowledges and consents to any such sale, assignment, transfer, negotiation or pledge. From and after the date of any such sale, assignment, transfer or negotiation, the party holding this Note shall be deemed for all purposes to be the Payee hereunder and shall possess all rights as such, including the right to further sell, assign, transfer, negotiate or pledge all or any part of its interest in this Note or any portion thereof held by such party, provided the same condition described in the preceding proviso shall have been satisfied.
     12. No Waiver by Payee. No delay or omission of Payee or any other holder hereof to exercise any power, right or remedy accruing to Payee or any other holder hereof shall impair any such power, right or remedy or shall be construed to be a waiver of the right to exercise any such power, right or remedy. Subject to the terms of the Agreement, Payee’s right to cause an acceleration of this Note for any late payment or Obligor’s failure to timely fulfill its other obligations hereunder shall not be waived or deemed waived by Payee by Payee’s having accepted a late payment or late payments in the past or Payee otherwise not causing an acceleration of this Note or the Agent’s not exercising other remedies for Obligor’s failure to timely perform its obligations hereunder. Payee shall not be obligated or be deemed obligated to notify Obligor that Payee is requiring Obligor to strictly comply with the terms and provisions of this Note before causing an acceleration of this Note and causing an exercise of its other remedies hereunder because of Obligor’s failure to timely perform its obligations under this Note.
     13. Obligor Waiver; Indemnity. The Obligor hereby forever waives presentment, presentment for payment, demand, protest, notice of protest, notice of dishonor of this Note and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note. The Obligor further agrees to indemnify and hold harmless the Payee from any and all damages, losses, reasonable costs and expenses (including, without limitation, attorneys’ fees and expenses) which the Payee may incur by reason of the Obligor’s failure promptly to pay when due the indebtedness evidenced by this Note.
     14. Section Headings. Section headings appearing in this Note are for convenient reference only and shall not be used to interpret or limit the meaning of any provision of this Note.
     15. VENUE; CHOICE OF LAW. THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE OBLIGOR OR THE PAYEE ARISING OUT OF OR RELATING HERETO SHALL BE BROUGHT IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, BOROUGH OF MANHATTAN OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN THE CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS NOTE, THE OBLIGOR, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE JURISDICTION AND VENUE OF SUCH COURTS; (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE ADDRESS PROVIDED NEXT TO ITS NAME ON THE SCHEDULE I; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE OBLIGOR IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT THE PAYEE, AND THE AGENT ON ITS BEHALF, RETAINS THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST

THE OBLIGOR IN THE COURTS OF ANY OTHER JURISDICTION TO THE EXTENT THAT THE COURTS SPECIFIED ABOVE DO NOT HAVE SUBJECT MATTER JURISDICTION.
     16. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS NOTE OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS NOTE, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO OR ACCEPTING THIS NOTE (AS THE CASE MAY BE), AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOAN MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS NOTE MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
     17. Successors and Assigns. This Note and all the covenants and agreements contained herein shall be binding upon, and shall inure to the benefit of, the respective legal representatives, heirs, successors and assigns of Obligor and Payee.
     18. No Recourse. Notwithstanding any provision of this Note to the contrary, no direct or indirect holder of any equity interests of the Obligor (whether such holder is a limited or general partner or otherwise), nor any affiliate of the Obligor nor any of its directors, officers, employees, representatives, agents or other controlling persons and their respective affiliates shall have any liability or obligation arising under this Note or the transactions contemplated hereby.
     19. Records of Payments. The records of Payee shall be prima facie evidence of the amounts owing on this Note.
     20. Severability. In the event any one or more of the provisions contained in this Note should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions. Each waiver in this Note is subject to the overriding and controlling rule that it shall be effective only if and to the extent that (a) it is not prohibited by applicable law and (b) applicable law neither provides for nor allows any material sanctions to be imposed against Payee for having bargained for and obtained it.
     21. Notices. Any notice, request or other communication required or permitted to be given hereunder shall be given in writing by delivering it against receipt for it, by depositing it with an overnight delivery service or by depositing it in a receptacle maintained by the United States Postal Service, postage prepaid, registered or certified mail, return receipt requested, addressed to the respective parties as reflected in Schedule I, and will be deemed received within three (3) business days after mailing. Obligor’s address for notice may be changed at any time and from time to time, but only after five (5) calendar days advance written notice to the Agent and shall be the most recent such address furnished in writing by Obligor to the Agent. Payee’s address for notice may be changed at any time and from time to time, but only after five (5) calendar days advance written notice to Obligor and shall be the most recent such address furnished in writing by the Agent to the Obligor. Actual notice, however and from whomever given or received, shall always be effective when received.

     22. ENTIRE AGREEMENT. THIS NOTE, THE AGREEMENT AND THE OTHER LOAN DOCUMENTS EMBODY THE ENTIRE AGREEMENT AND UNDERSTANDING BETWEEN PAYEE AND OBLIGOR WITH RESPECT TO THEIR SUBJECT MATTER AND SUPERSEDE ALL PRIOR CONFLICTING OR INCONSISTENT AGREEMENTS, CONSENTS AND UNDERSTANDINGS RELATING TO SUCH SUBJECT MATTER. OBLIGOR ACKNOWLEDGES AND AGREES THAT THERE IS NO ORAL AGREEMENT BETWEEN OBLIGOR AND PAYEE WHICH HAS NOT BEEN INCORPORATED IN THIS NOTE, THE AGREEMENT, OR THE OTHER LOAN DOCUMENTS.
     IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

CHANGING WORLD TECHNOLOGIES, INC., as Obligor
By:	Michael J. McLaughlin
	Name:	Michael J. McLaughlin
	Title:	CFO

SCHEDULE I
Notices
If to the Obligor:
Changing World Technologies, Inc.
460 Hempstead Avenue
West Hempstead, New York 11552
Attention: Steven A. Carlson
with a copy to:
Sam P. Israel,
Sam P. Israel, P.C.
1 Liberty Plaza
23rd floor
New York, NY 10006
If to the Payee:

(name of Payee)
then to the Agent, care of
Ira B. Silver
7 Evergreen Lane
Larchmont, NY 10538
With a copy to:
(a) for Harold Finkelstein,
Jerome Finkelstein and
Eizel 33, LLC:
Martin Luskin, Esq.
Blank Rome LLP
405 Lexington Avenue
New York, NY 10174

(b) for Sterling Acquisitions, LLC:
111 Great Neck Road
Great Neck, NY 11021
Attn: Gregory P. Nero, Esq.
(c) for Gas Technology Institute:
1700 S. Mount Prospect Road
Des Plaines, IL 60018
Attn: Paul Chromek, Corporate Secretary
(d) for Weil, Gotshal & Manges LLP:
767 Fifth Avenue
New York, NY 10153
Attn: Michael King, Esq.